Exhibit 99.2

Answers Corporation
4th Quarter 2008 Conference Call
8:30AM EST, February 19, 2009

PARTICIPANTS:

    Robert Rosenschein, Chairman and Chief Executive Officer
    Steve Steinberg, Chief Financial Officer
    Bruce Smith, Chief Strategic Officer

Bruce Smith

Good morning, and welcome to Answers Corporation’s Fourth Quarter 2008 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Robert Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we start, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others: our ability to maintain or improve monetization, particularly in light of the current challenging economic environment; maintain or improve traffic; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a potential termination of our Google Services Agreement; a decision on our part to decrease the number of ad elements displayed on our Web properties in the interest of user experience; a failure of WikiAnswers to experience continued growth in accordance with our expectations; the effects of facing liability for any content displayed on our Web properties; potential claims that we are infringing the intellectual property rights of any third party; and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent quarterly report on Form 10-Q. Additional risks will also be set forth in our annual report on Form 10-K for the year ended December 31, 2008, which will be filed with the SEC in March 2009.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and thank you for joining us today. We are extremely pleased to report a standout quarter. Even in these tough economic times, we came in solidly ahead of plan and exceeded expectations on both top and bottom lines.

Here are the top bullet points for Q4:

•	Revenues were up 30% sequentially, to $4.63 million, with WikiAnswers.com contributing roughly 60% and reference Answers.com roughly 40%.

•	Adjusted EBITDA jumped to $1.95 million in Q4, or 42% of revenue. A hard act to follow, and Steve will be talking later about 2009 margin trends.

•	We hit another important milestone: positive GAAP operating income of $1.3 million.

•	For 2008, comScore ranked WikiAnswers.com the fastest growing domain of the top 200 US Web properties, in unique visitors.

•	Finally, our cash flow from operations less CapEx generated $2.3 million in the quarter.

I’ll be back after Steve’s report on the financials with more color on Q4 and our thoughts going forward. Steve…

Steve Steinberg:

Thanks, Bob, and good morning. I’m very pleased to be here today. Our strong revenue growth coupled with a careful eye on expenses resulted in a record quarter.

 Here are our Q4 2008 financial highlights. For a detailed review of our annual performance, please see our Form 10-K, which will be filed next month.

The breakdown of our Q4 revenues of $4,630,000 is as follows: $2,879,000, or 62% of our revenue, was from WikiAnswers.com, while $1,730,000, or 38%, was from Answers.com. The remaining $21,000 was from licensing our reference service.

In Q4, WikiAnswers.com continued to drive our growth. Average daily page views were 4,350,000, up 41% sequentially and 278% year-over-year. Revenue increased to $2,879,000, up 47% sequentially and 309% year-over-year. Finally, Q4 RPM for WikiAnswers was $7.19, up slightly from $6.89 in Q3.

Due to Q4 seasonality, Answers.com experienced moderate traffic growth. Average daily page views this quarter increased to 3,027,000, up 14% from Q3. Answers.com RPM in Q4 dropped 4% to $6.21.

For those interested in reviewing our 2008 performance in terms of traffic, monetization and revenues, broken out by Web property on a quarterly basis, please refer to Appendix A on page 9, attached to today’s earnings press release.

Adjusted operating expenses were $2,680,000 in Q4, compared to $3,043,000 in Q3, a net decrease of $363,000, and less than what we were expecting. The net decrease was mostly due to the following factors:

1.	The dollar strengthened 9% compared to the Israeli shekel.

2.	We had some accruals that reversed in Q4.

3.	The elimination of direct ad sales.

4.	Lowered Production Operations costs, since we completed our migration from managed hosting to our first co-location facility in Q3.

By the way, our intentions have always been to operate two co-location facilities. The fact that only our first facility was operational in Q4 resulted in expense levels which were lower than the levels that we anticipate once the second facility is operational in Q2.

In terms of headcount, we went from 62 at the end of Q3 to 69 at the end of Q4.

Adjusted EBITDA in Q4 was $1,950,000, compared to $520,000 in Q3. I would like to highlight that we would have had GAAP net income of $1,284,000 in Q4, were it not for the non-cash expense of $3,131,000 we recorded to reflect the revaluation of Redpoint’s warrant to invest up to $7 million in units of Series B preferred stock and warrants– what we call the Series B Unit Warrant. This warrant expires this coming June 16th. Because the Series B Unit Warrant is deemed a liability for accounting purposes, we must revalue it each quarter-end. Since the value of the Series B Unit Warrant increased in Q4, mainly because our stock price rose from $5.50 at the end of Q3 to $7.13 at the end of Q4, we needed to record this expense.

Now, let’s review some balance sheet data:

Cash and cash equivalents as of December 31st were approximately $11.7 million, $2.1 million more than the end of the previous quarter. Cash was up due to cash from operations of $2,406,000, less the following items: capital expenditures of $123,000, increased deposits of $32,000, repayment of lease obligations of $19,000, preferred dividends of $92,000 and the effect of exchange rate on cash of $54,000. Also I want to point out our cash is invested primarily in money market funds that invest solely in U.S. treasury securities.

Let’s talk about our Q1 2009 outlook.

We forecast that our Q1 revenues will be in a range of $4,200,000 to $4,500,000. About two-thirds of our revenue will be from WikiAnswers.com, which we expect will be from flat to up 10% sequentially. One-third will be from reference Answers.com, which will be down roughly 20% sequentially. We expect positive adjusted EBITDA between $1,200,000 and $1,500,000.

Let me share some broad thoughts about 2009 traffic. We expect that Answers.com will continue declining sequentially in Q2 and through the summer -- and seasonally grow again in September and Q4. We expect that WikiAnswers will continue its quarterly sequential growth, while experiencing normal seasonal trends.

Let me also give you a heads up about Q2 expenses. Due to the timing of certain expenses that will hit in Q2, for example the full effect of the second co-location facility, we expect overall expenses to continue to increase in Q2. Beginning Q3, we anticipate a return to sequential Adjusted EBITDA and margin improvement.

We also expect to invest $1.5 to $2 million in capital expenditures in 2009, as we build out the second co-location facility. Most of that CapEx will take place in the first half of 2009.

I’ll now turn the call back to Bob.

Bob Rosenschein:

Thanks, Steve. Let’s take a minute and examine some of the business drivers and challenges we face in 2009.

As mentioned before, WikiAnswers.com was the fastest growing US domain in 2008. I also want to share our January comScore data, which is also very exciting. Our combined Answers properties ranked 33rd in the US, with approximately 25.5 million unique visitors, up from 40th in December.

Let’s also look at WikiAnswers.com market share vis-à-vis the market leader, which is Yahoo! Answers. Our market share over the last two years has progressed dramatically from 6% to 35%, according to comScore, based upon unique visitors in the US.

We continue to invest in our community team, which now numbers 12 members of staff .. Some of the things the team is focused on include outreach to new contributors, teenagers, mentoring new volunteer supervisors, and fighting vandalism. Another major initiative is enhancing the quality of our user-generated content. Expect to see ongoing efforts in this area, as we consider it a critical differentiator for WikiAnswers.com.

Another exciting initiative is our upcoming internationalization of WikiAnswers.com. You might not be aware, but the non-English Internet market is materially bigger than the English one. Our strategy will capitalize on the needs of users around the globe who are searching for answers online. Our strategy will leverage our core strengths: community building; Q&A space; and our large and growing database of questions and answers. We are not assuming material revenue contribution for several quarters, but the long-term upside is significant.

On the reference Answers.com side, we achieved a big integration milestone of making our sites more similar in look and feel. The next step will be to try to drive even more traffic between them. We believe we can leverage our users of both products, encouraging Answers.com users to contribute and grow WikiAnswers.com, and encourage WikiAnswers users to research topics on Answers.com.

We’re pleased to report to you that the economic turmoil seems not to have affected us materially. That said, we remain cognizant of the real challenges we face and diligent about managing our business prudently in such uncertain times.

As we’ve said many times, our primary risk factor remains dependence on search engine traffic, especially from Google, and we sometimes experience ups and downs. An example: Google recently stopped showing our unanswered question pages in their search results. The effect was a small one-time drop of overall WikiAnswers traffic and fewer new answers each day. Naturally, we have many ongoing initiatives and we continuously focus on new ways to improve these metrics. We are not overly concerned about this particular recent change, for the simple reason that the vast majority of new answers actually come from users already visiting our site.

To wrap things up, the growth continues, and we are very excited about where we are and where we’re headed — and looking forward to a great 2009.

With that, thank you, and I’ll turn it over for any questions…